Exhibit 99.1

Cole Capital Issues Statement Regarding Sponsored Non-Traded REITs

FOR IMMEDIATE RELEASE

Phoenix, Arizona, November 3, 2014 - Cole Capital® today issued the following statement regarding its sponsored non-traded REITs, Cole Credit Property Trust IV, Cole Credit Property Trust V, Cole Corporate Income Trust, Cole Office & Industrial REIT (CCIT II) and Cole Real Estate Income Strategy (Daily NAV) (collectively, the “Cole Capital REITs”):

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The board of directors of each of the Cole Capital REITs is comprised of a majority of independent directors, with additional oversight provided by an audit committee comprised solely of independent directors.

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Deloitte & Touche LLP has served as the independent auditor for each of the Cole Capital REITs since the time of each company’s formation, and has provided unqualified audit opinions for each of the Cole Capital REITs.

•	The Cole Capital REITs are supported by a dedicated financial accounting and reporting team, and Cole Capital maintains its own financial reporting practices with respect to the Cole Capital REITs.

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The current Chief Financial Officers of the Cole Capital REITs have had significant tenures with Cole Capital. Simon J. Misselbrook, the current Chief Financial Officer of Cole Credit Property Trust IV, Cole Credit Property Trust V and Cole Real Estate Income Strategy (Daily NAV), and Gavin Brandon, the current Chief Financial Officer of Cole Office & Industrial REIT (CCIT II) and Chief Accounting Officer of Cole Corporate Income Trust, have served Cole Capital since 2007 and 2011, respectively. Mr. Brandon was recently appointed as the Chief Accounting Officer of Cole Capital’s parent company, American Realty Capital Properties, Inc. Given Mr. Brandon’s new role, Mr. Misselbrook is expected to serve as Chief Financial Officer for all of the Cole Capital REITs.

About Cole Capital®
Cole Capital® is the private capital management business of American Realty Capital Properties, Inc. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Built on 35 years of experience and real estate acquisitions of more than $14 billion, Cole Capital’s net lease strategy seeks to collect rent from industry-leading corporations and provide a stream of income to investors through non-listed REITs. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Contact
Michael T. Ezzell, Executive Vice President
Cole Capital®
Ph: (602) 778-6131